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                                                               Exhibit 23.2


Deloitte & Touche LLP
2000 ManuLife Place
10180 - 101 Street
Edmonton, Alberta
T5J 4E4

Telephone: (780) 421-3611
Facsimile: (780) 421-3782


Consent of Independent Accountants

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form F-1 of our report dated November 30, 1998, relating to the divisional balance sheet of Ledcor Industries Limited - Telecommunications Division as at May 31, 1998 and the divisional statements of operations and retained earnings and cash flow for the nine months ended May 31, 1998 and the year ended August 31, 1997, which appears in such Prospectus.

We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Deloitte & Touche LLP has not prepared or certified such "Selected Financial Data".

/s/ Deloitte & Touche LLP

Edmonton, Canada
March 21, 2000